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                                                                   Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Nationwide Financial Services, Inc.:


We consent to the incorporation by reference in this Annual Report on Form 10-K of Nationwide Financial Services, Inc. of our report dated January 30, 1998, relating to the consolidated balance sheets of Nationwide Financial Services, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the 1997 Annual Report to Shareholders of Nationwide Financial Services, Inc.


                                                    /s/ KPMG Peat Marwick LLP



Columbus, Ohio
March 27, 1998